Exhibit (a)(1)(D)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NEON Systems, Inc.
at
$6.20 Net Per Share
by
Noble Acquisition Corp.,
a wholly owned subsidiary of
Progress Software Corporation
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JANUARY 27, 2006, UNLESS THE OFFER IS EXTENDED.
December 29, 2005
To Brokers, Dealers, Banks, Trust Companies and other Nominees:
      We have been engaged by Noble Acquisition Corp., a Delaware corporation (the “Purchaser”) and a direct wholly owned subsidiary of Progress Software Corporation, a Massachusetts corporation (“PSC”), to act as the information agent (the “Information Agent”) in connection with the Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of NEON Systems, Inc., a Delaware corporation (“NEON”), at a price of $6.20 per share (the “Offer Price”), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated December 29, 2005 (the “Offer to Purchase”), and in the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.
      Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to American Stock Transfer and Trust Company (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in the Offer to Purchase.
      Enclosed herewith are copies of the following documents:

1. The Offer to Purchase, dated December 29, 2005;

2. The Letter of Transmittal to be used by stockholders of NEON to tender Shares in the Offer (manually signed copies of the Letter of Transmittal may also be used to tender Shares);

3. A letter to stockholders of NEON from George H. Ellis, presiding director of NEON, accompanied by NEON’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by NEON, which includes the unanimous recommendation of NEON’s board of directors that NEON’s stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

4. A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Notice of Guaranteed Delivery to be used to accept the Offer if Share certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. Return envelope addressed to American Stock Transfer and Trust Company, as the Depositary for the Offer.
      We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, Eastern time, on January 27, 2006 (the “Expiration Date”), unless the Offer is extended.
      The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior the Expiration Date (as defined in the Offer to Purchase) a number of Shares that, when added to the number of Shares owned by PSC, the Purchaser or any other subsidiary of PSC, represents at least a majority of the sum of (i) the outstanding Shares as of the Expiration Date of the Offer and (ii) the number of Shares issuable pursuant to stock options and warrants to purchase Shares that are vested and exercisable as of April 19, 2006. The Offer is also subject to other conditions described in Section 15 (Certain Conditions of the Offer) of the Offer to Purchase.
      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 19, 2005 (the “Merger Agreement”), by and among PSC, the Purchaser and NEON pursuant to which, following the purchase of Shares in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into NEON (the “Merger”), with NEON surviving the Merger as a direct wholly owned subsidiary of PSC. As a result of the Merger, each outstanding Share (other than any Shares owned by PSC, the Purchaser, NEON or any subsidiary of PSC or NEON and any “Dissenting Shares” (as defined in the Merger Agreement)) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.
      NEON’s board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) (collectively, the “Transactions”) are advisable and are fair to and in the best interests of NEON and NEON’s stockholders, and approved the Merger Agreement and the Transactions in accordance with the requirements of Delaware law. The board of directors of NEON unanimously recommended that NEON’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
      On the terms and subject to the conditions of the Offer, as promptly as practicable after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer, (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary on or prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or any Agent’s Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) must be received by the Depositary prior to the Expiration Date or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date.
      Neither the Purchaser nor PSC will pay any fees or commissions to any broker or dealer or other person (other than the Depositary, us as the Information Agent, and Georgeson Shareholder Securities Corporation, the dealer manager for the Offer (the “Dealer Manager”)) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
      If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.
      Questions regarding the Offer, and requests for additional copies of the enclosed materials, may be directed to the Information Agent at the address and telephone number listed on the back cover of the enclosed Offer to Purchase.

Very truly yours,

Georgeson Shareholder Communications Inc.
      Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchaser, PSC, the Depositary, the Information Agent or the Dealer Manager or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the offer not contained in the Offer to Purchase or the Letter of Transmittal for the offer.
Georgeson Shareholder Communications Inc.
17 State Street — 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free (888) 666-2593

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